Exhibit (a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
NB CROSSROADS PRIVATE MARKETS FUND IV (TE) LLC

1.	Name of Limited Liability Company: NB Crossroads Private Markets Fund IV (TE) LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended by deleting the first enumerated paragraph thereof in its entirety and inserting in lieu thereof the following:

FIRST:  The name of the limited liability company is NB Crossroads Private Markets Fund IV (TE) – Custody Client LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 10th day of March, 2016.

NB Crossroads Private Markets Fund IV (TE) LLC

By:	/s/ Robert Conti
	Name:	Robert Conti
	Title:	Authorized Person